Exhibit (a)(1)(ii)

Offer by The First American Corporation

to Exchange

0.58 of a Common Share

of

The First American Corporation

for

Each Outstanding Share of Class A Common Stock

of

FIRST ADVANTAGE CORPORATION

THE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, NOVEMBER 10, 2009, UNLESS EXTENDED (AS MAY BE EXTENDED FROM TIME TO TIME, THE “EXPIRATION TIME”). SHARES OF FIRST ADVANTAGE CLASS A COMMON STOCK TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION TIME.

October 9, 2009

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

The First American Corporation (“First American”) has offered to exchange for each share of Class A common stock (“Class A Shares”) of First Advantage Corporation (“First Advantage”) validly tendered and not properly withdrawn in the Offer (as defined below) 0.58 of a First American common share, subject to the terms and conditions described in the Offer to Exchange, dated October 9, 2009 (the “Prospectus”), and in the accompanying Letter of Transmittal (which, together, as each may be amended, supplemented, or otherwise modified from time to time, constitute the “Offer”) enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Class A Shares registered in your name or in the name of your nominee.

The Offer is conditioned upon, among other things, satisfaction of the Minimum Condition. The “Minimum Condition” means that there must be validly tendered, and not properly withdrawn prior to the Expiration Time, at least a majority of the Class A Shares not owned by First American and its affiliates (including its executive officers and directors), Experian Information Solutions, Inc. and its subsidiaries or First Advantage, its directors and executive officers, and its subsidiaries (collectively, the “Excluded Parties”). As of October 7, 2009, there were 12,097,680 Class A Shares outstanding, and we understand that 706,751 of these Class A Shares are held by the Excluded Parties. Accordingly, we calculate that at least 5,695,466 Class A Shares not owned by the Excluded Parties would have to be validly tendered into the Offer, and not have been properly withdrawn, as of the Expiration Time, in order to satisfy this condition.

In addition, among others, the following conditions must also be satisfied or waived (except as set forth below):

•

there must be sufficient Class A Shares validly tendered, and not properly withdrawn prior to the Expiration Time, such that once such tendered Class A Shares are purchased by First American in the Offer, First American will own or control at least 90% of the outstanding Class A Shares (after giving effect to the conversion of the First Advantage Class B common stock into Class A Shares on a one-for-one basis) (the “Merger Condition”). We calculate that, based on the number of outstanding Class A Shares as of October 7, 2009, approximately 6,111,874 Class A Shares would have to be tendered in order to satisfy this condition;

•	the registration statement, of which the Prospectus is a part, has been declared effective by the Securities and Exchange Commission (the “Registration Statement Effectiveness Condition”);

•	the First American common shares to be issued in the Offer and the Merger (as defined in the Prospectus) have been approved for listing on the New York Stock Exchange (the “Listing Condition”); and

•	the absence of legal impediments to the Offer and the Merger and other general conditions.

The Minimum Condition, the Registration Statement Effectiveness Condition and the Listing Condition will not be waived in the Offer. First American can waive the Merger Condition in its sole discretion, and provided that the non-waivable conditions have been met, First American can consummate the Offer, notwithstanding that it will not own or control 90% or more of the outstanding Class A Shares (after giving effect to the conversion of Class B common stock into Class A Shares on a one-for-one basis) upon consummation of the Offer. In the event that all of the conditions to the Offer have not been satisfied or waived at the then scheduled Expiration Time, First American may, in its discretion, extend the Expiration Time in such increments as it may determine.

The Offer is also subject to certain other conditions described in the section of the Prospectus entitled “The Offer—Conditions to the Offer.”

For your information and for forwarding to your clients for whom you hold Class A Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. The Prospectus;

2. The Letter of Transmittal for your use in accepting the Offer and tendering Class A Shares and for the information of your clients (including Substitute Form W-9);

3. The Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9;

4. The Notice of Guaranteed Delivery to be used to accept the Offer (i) if the certificates (the “Share Certificates”) evidencing the Class A Shares and all other required documents are not immediately available, (ii) if the Share Certificates and all other documents cannot be delivered to Wells Fargo Bank, N.A., the exchange agent for the Offer (the “Exchange Agent”) prior to the Expiration Time, or (iii) if the procedure for delivery by book-entry transfer cannot be completed on a timely basis; and

5. A letter that may be sent to your clients for whose accounts you hold Class A Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, NOVEMBER 10, 2009, UNLESS THE OFFER IS EXTENDED.

Unless the procedures for guaranteed delivery are followed, exchange of Class A Shares tendered and accepted for exchange pursuant to the Offer will be made only if Wells Fargo Bank, N.A., the exchange agent for the Offer (the “Exchange Agent”), timely receives: (i) Share Certificates (and any and all Class A Shares or other securities issued, paid or distributed or issuable, payable or distributable in respect of such Class A Shares on or after the Expiration Time (collectively, a “Distribution”)), or a timely confirmation of a book-entry transfer of those Class A Shares (and any Distribution) in the Exchange Agent’s account at The Depository Trust Corporation (the “DTC”) and a properly completed and duly executed Letter of Transmittal or a duly executed copy thereof, with all accompanying evidences of transfer and authenticity and any other required documents; or (ii) a timely confirmation of a book-entry transfer of those Class A Shares (and any Distribution) in the Exchange Agent’s account at DTC, together with an “agent’s message” (as defined in the Prospectus) as set forth in the section of the Prospectus entitled “The Offer—Procedure for Tendering Shares.”

If holders of Class A Shares wish to tender, but it is impracticable for them to forward their Share Certificates or other required documents prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedure as set forth in the section of the Prospectus entitled “The Offer—Guaranteed Delivery.”

First American will not pay any fees or commissions to any broker, dealer or other person (other than the Exchange Agent and the Information Agent as described in the Prospectus) in connection with the solicitation of tenders of Class A Shares pursuant to the Offer. However, First American will reimburse you for reasonable and necessary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients.

Questions or requests for assistance may be directed to MacKenzie Partners, Inc., the information agent for the Offer (the “Information Agent”) at its address and telephone number, as set forth on the back cover of the Prospectus. Requests for additional copies of the enclosed materials may be directed to the Information Agent, and copies will be furnished promptly at First American’s expense.

Very truly yours,

The First American Corporation

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS THE AGENT OF FIRST AMERICAN, FIRST ADVANTAGE, THE INFORMATION AGENT OR THE EXCHANGE AGENT, OR OF ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THE FOREGOING IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.